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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 61 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 7, 2002, relating to the financial statements and financial highlights appearing in the August 31, 2002 Annual
Report to Shareholders of Vanguard Money Market Funds, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the headings "Financial Statements" and "Service Providers--Independent Accountants" in the Statement of Additional Information.











PricewaterhouseCoopers LLP

Philadelphia, PA



November 26, 2002